Exhibit 99.1

Lerer Hippeau Acquisition Corp. Prices $200 Million Initial Public Offering

NEW YORK, NY, March 5, 2021 — Lerer Hippeau Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 20,000,000 shares of its Class A common stock, $0.0001 par value per share, at $10.00 per share, for gross proceeds of $200,000,000. The Company has granted the underwriters a 45-day option to purchase up to 3,000,000 additional shares of Class A common stock to cover over-allotments, if any. The shares will be listed on the Nasdaq Capital Market and trade under the ticker symbol “LHAA” beginning March 5, 2021. The offering is expected to close on March 9, 2021, subject to customary closing conditions.

Lerer Hippeau Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company is led by Kenneth Lerer, its Chairman, Eric Hippeau, its Chief Executive Officer and Director, and Ben Lerer, its President and Director.

The Company is sponsored by an affiliate of Lerer Hippeau, one of the most active venture capital firms in the country with a portfolio of over 400 companies across the consumer and enterprise technology sectors.

Barclays Capital Inc., Code Advisors LLC and Drexel Hamilton LLC are serving as underwriters for the offering, with Barclays Capital Inc. serving as the sole bookrunning manager.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 4, 2021. The offering is being made only by means of a prospectus. When available, copies of the final prospectus may be obtained for free on the SEC’s website located at www.sec.gov and may also be obtained by contacting Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at Barclaysprospectus@broadridge.com or by telephone at (888) 603-5847.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the completion of the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact

Finsbury Glover Hering

Mallory Weinberg

press@lererhippeau.com

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